EXHIBIT 99.2



                             ASSIGNMENT AGREEMENT

          THIS ASSIGNMENT AGREEMENT is made as of the 13th day of October, 2004,

B E T W E E N:

                    ROGERS COMMUNICATIONS INC., a corporation amalgamated under the laws of the Province of British Columbia

                    (the "ASSIGNOR")

                    - and -

                    RWCI ACQUISITION INC., a corporation incorporated under the laws of the Province of British Columbia

                    (the "ASSIGNEE")


RECITALS:

A. The Assignor entered into an agreement (the "PURCHASE AGREEMENT") made as of September 13, 2004 with JVII General Partnership ("JVII") pursuant to which the Assignor agreed to purchase 27,647,888 Class A Multiple Voting Shares and 20,946,284 Class B Restricted Voting Shares of Rogers Wireless Communications Inc.;

B. The Assignor is entitled under the Purchase Agreement to assign its rights under the Purchase Agreement to the Assignee provided, among other conditions, the Assignor is not released from its obligations or liabilities under the Purchase Agreement;

C. The Assignor wishes to assign to the Assignee the full benefit of the Purchase Agreement, and the Assignee wishes to assume responsibility for the performance of the obligations of the Assignor under the Purchase Agreement, all as set forth herein;

D. The Assignor has subscribed for one (1) common share of the Assignee, the consideration for which shall be the entering into and delivery of this agreement;

          NOW THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.   ASSIGNMENT

     The Assignor hereby sells, transfers and assigns to the Assignee all the Assignor's right, title and interest in and to the Purchase Agreement as and from the date hereof.

2.   ASSUMPTION

     The Assignee agrees to assume, and shall observe and perform, all of the Assignor's obligations under the Purchase Agreement which are to be observed or performed thereunder as and from the date hereof. Notwithstanding the foregoing, the Assignor shall deliver on the Closing Date (as defined in the Purchase Agreement) the certificate and release to be provided by the Assignor to JVII pursuant to sections 3.1.2(ii) and (iii) of the Purchase Agreement, respectively.

3.   INDEMNITY BY THE ASSIGNOR

     The Assignor shall indemnify and save harmless the Assignee against and from any and all losses, costs and damages (including legal fees and disbursements) which the Assignee may suffer or incur in connection with any non-observance by the Assignor of any of the provisions of this agreement.

4.   INDEMNITY BY THE ASSIGNEE

     The Assignee shall indemnify and save harmless the Assignor against and from any and all losses, costs and damages (including legal fees and disbursements) which the Assignor may suffer or incur in connection with any non-observance by the Assignee of any of the provisions of this agreement.

5.   CO-OPERATION BY THE ASSIGNOR

     If, by operation of law or otherwise, it becomes necessary or desirable for the Assignee, in order to effectively pursue any remedy to secure the enjoyment of, or to enforce the benefit of, the Purchase Agreement, to pursue such remedy in the name, or with the concurrence, of the Assignor, the Assignor shall cooperate with the Assignee and shall facilitate the pursuit of such remedy by joining in such proceeding or by giving its concurrence, as the Assignee may require in the circumstances. If the Assignor fails to cooperate, the Assignee may pursue such remedy in the name of the Assignor and for such purpose the Assignor hereby appoints the Assignee and the Assignee's successors and assigns, as the Assignor's attorneys, with full power of substitution, in the name of the Assignor but on behalf of and for the benefit and at the expense of the Assignee, its successors and assigns, to execute and do any deeds, transfers, conveyances, assignments, assurances and things which the Assignor ought to do pursuant to the provisions hereof. This appointment, coupled with an interest, is irrevocable by the Assignor and

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shall not be revoked by the insolvency or bankruptcy of the Assignor or by the dissolution, liquidation or other termination of the existence of the Assignor or for any other reason.

6.   FURTHER ASSURANCES

     Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this agreement and shall use its best efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this agreement.

7.   ELECTIONS

     The parties hereto will elect and file elections pursuant to subsection 85(1) of the Income Tax Act (Canada) and any equivalent provisions under provincial law (collectively, the "TAX LEGISLATION") with respect to the assignment and assumption hereunder, specifying such elected amounts as are determined by the Assignor. Such elections shall be filed in the manner and time required by the applicable Tax Legislation. The parties hereto shall do all things necessary to ensure such elections are validly made.

8.   NOTICE

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with the foregoing. Notices and other communications shall be addressed as follows:

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(a)  if to the Assignor:

     Rogers Communications Inc.
     333 Bloor Street East
     10th Floor
     Toronto, Ontario
     M4W 1G9

     Attention:            David P. Miller
     Facsimile number:     416.935.3548


(b)  and if to the Assignee:

     RWCI Acquisition Inc.
     333 Bloor Street East
     10th Floor
     Toronto, Ontario
     M4W 1G9

     Attention:            Graeme H. McPhail
     Facsimile number:     416.935.2574


For the purposes hereof, "BUSINESS DAY" means any day, other than Saturday, Sunday or any statutory holiday in Toronto.

9.   ENTIRE AGREEMENT

     This agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes and replaces all prior agreements, understandings or arrangements relating to the subject matter hereof. There are no representations, warranties, agreements or understandings between the parties hereto in connection with the subject matter hereof except as specifically set forth in this agreement.

10.  ASSIGNMENT

     Neither party hereto may assign its rights or benefits under this agreement without the prior written consent of the other party.

11.  ENUREMENT

     This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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12.  GOVERNING LAW

     This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     IN WITNESS WHEREOF the parties hereto have executed this agreement.


                                      ROGERS COMMUNICATIONS INC.


                                      By: /s/ David P. Miller
                                          -------------------------------------
                                          David P. Miller
                                          Vice President, General Counsel and
                                          Secretary


                                      By: /s/ M. Lorraine Daly
                                          -------------------------------------
                                          M. Lorraine Daly
                                          Vice President, Treasurer



                                      RWCI ACQUISITION INC.


                                      By: /s/ David P. Miller
                                          -------------------------------------
                                          David P. Miller
                                          Vice President, General Counsel and
                                          Secretary


                                      By: /s/ M. Lorraine Daly
                                          -------------------------------------
                                          M. Lorraine Daly
                                          Vice President, Treasurer



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